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                                                                   NEWS RELEASE



COMPANY CONTACT:                                    MEDIA & INVESTOR RELATIONS:
Sara Breuer, Corporate Communications Manager            Greg Facktor, Director
SI Diamond Technology, Inc.                            Jo Bandy, Vice President
512.250.2702                                                    Market Pathways
                                                                   714.955.1860
                                                        SIGNATURE FOR APPROVAL:

FOR IMMEDIATE RELEASE                               ---------------------------
                                                                2/10/98 3:24 PM


                    SI DIAMOND TO TRADE OVER-THE-COUNTER ON
                       ELECTRONIC BULLETIN BOARD OF NASD

AUSTIN, Texas, Feb. 11, 1998 - SI Diamond Technology, Inc. (OTCBB:SIDT) announced today that it has received notification from the Nasdaq Stock Market that the company's common stock was delisted as of the close of business on February 10, 1998. Nasdaq's delisting notification was based on its review of the company's share price data, capital and surplus deficiencies.

For continued listing on the Nasdaq SmallCap Market(TM), the common stock must maintain a minimum bid of $1.00 or, as an alternative if the bid is less than $1.00, maintain net tangible assets of $4 million and a market value of the public float of at least $3 million. Nasdaq's determination noted that as of February 6, 1998, the company's common stock had failed to maintain a closing bid price of greater than, or equal to, $1.00, with its closing bid price on February 6, 1998, of $0.34375. Consequently, the market capitalization and market value of public float as of that date, were $6,254,811 and $3,529,428 respectively.

Further, the Form 10-Q for the quarter ended September 30, 1997, reported $3,249,110 in total assets and $10,540 in capital and surplus, below the requirement as stated above. Following its delisting, the company expects its common stock to trade in the over-the-counter market on the electronic bulletin board of the National Association of Securities Dealers, Inc. Its trading symbol will remain SIDT.

SI Diamond Technology is a holding company consisting of three wholly owned subsidiaries. SIDT's Diamond Tech One subsidiary provides wafer bumping and other micro-interconnect services for the semi-conductor and display industries. The Field Emission Picture Element Technology subsidiary is developing products for applications utilizing SIDT's proprietary field emission technology. The Electronic Billboard Technology subsidiary is geared toward the commercialization of SIDT's digitized sign technology.

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